10f-3 Transactions Summary

Set forth below is a summary of the transactions made pursuant to the Funds' 10f-3 procedures for the period
"April 30, 2007 through October 31, 2007."


Fund
Income Advantage Fund
Advisor
EIMCO
Security
CMS Energy Corp 6.55% Senior Notes due 2017
Date
7/17/07
Cost
"$4,500,000"
% of Offering Purchase
1.80%
Broker
Deutsce Bank Securities
Members
Barclays Capital
Citi
JPMorgan
Wachovia Securities

Fund
Income Advantage Fund
Advisor
EIMCO
Security
Universal Hospital Services Floating Rate Notes due 2015
Date
7/25/07
Cost
"$1,113,000"
% of Offering Purchase
0.48%
Broker
Merrill Lynch & Co.
Members
"Bear, Stearns & Co. Inc. "
Wachovia Securities